EXHIBIT 99

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
West Suburban Bancorp, Inc.

    We have audited the accompanying consolidated balance sheet of West Suburban Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1998 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of West Suburban Bancorp, Inc. and subsidiary at December 31, 1998 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Chicago, Illinois
January 29, 1999